EXHIBIT 21.1

List of Subsidiaries of Mid-America Apartment Communities, Inc.

America First Florida REIT Inc
America First South Carolina REIT Inc
Green Oaks LLC
Green Oaks Partners Limited Partnership
Jefferson at Sunset Valley, LP
Jefferson Village LP
JPI Coral Springs LP
MAAC of Duval LP
MAACH Holdings II LLC
MAACH Holdings LLC
MAACOD
MAC II of Delaware, Inc
MAC III of Delaware, Inc
MAC of Delaware Inc
MAC of Huntington Chase LLC
Mid America Apartments LP
Mid America Apartments of Duval LP
Mid America Apartments of Little Rock LP
Mid America Apartments of Savannah
Mid America Apartments of Texas LP
Mid America Runaway Bay LP
Mid-America CH Realty II LP
Mid-America CH Realty LP
Monthaven Management, Inc.
Monthaven Park, LLC
Paddock Club Florence LP
Preserve at Arbor Lakes LLC
Preston Hills, LLC
Timber Glen LP
Timber Manager LLC
Woods of Post House LP